Exhibit 99.1

News Release

For Immediate Release August 13, 2013	For Further Information, Contact: George Lancaster, Hines 713/966-7676 George.lancaster@hines.com

HINES GLOBAL REIT ACQUIRES LIFESTYLE CENTERS
IN JACKSONVILLE AND MURFREESBORO

(HOUSTON) - Hines, the international real estate firm, announced today that Hines Global REIT, Inc. has acquired two retail centers, The Markets at Town Center located in Jacksonville, FL, and The Avenue Murfreesboro located in Murfreesboro, TN.
The Markets at Town Center is a nine-building, 317,415-square-foot, upscale retail center that was acquired from Pinehill Investment Co. It is situated adjacent to the St. Johns Town Center on more than 52 acres. Completed in 2009, The Markets at Town Center is the newest and final phase of the St. Johns Town Center, a 1.9 million-square-foot, master-planned retail destination located along the J. Turner Butler corridor in the prime retail and office submarket of metro-Jacksonville.
The Markets at Town Center is 93 percent leased to a number of well-known tenants, including: Toys “R” Us; Nordstrom Rack; West Marine; REI; Best Buy; and Gold Galaxy. The center is home to 31 total tenants including restaurants, outdoor/fitness, electronics, home, beauty, toy, apparel and jewelry stores. Genesis Real Estate Advisers, LLC has overseen The Markets at Town Center since development and will manage it on behalf of Hines Global REIT.
The 10-building, 747,497-square-foot The Avenue Murfreesboro was acquired from Faison & Associates and Cousin Properties, Inc. Completed in 2007, The Avenue Murfreesboro is located in the heart of the Murfreesboro district.
The Avenue Murfreesboro is 89 percent leased to a number of well-known tenants, including: Belk; Dick's Sporting Goods; Haverty's; Barnes & Noble; Bed, Bath & Beyond; and Michael's. The tenant lineup consists of 93 total tenants including restaurants, apparel, home, beauty, jewelry, book and electronics stores. David Hocker & Associates will manage The Avenue Murfreesboro on behalf of Hines Global REIT.
Hines Global REIT Managing Director Kenton McKeehan said, “These projects provide an opportunity to take advantage of two of the strongest growth markets in the U.S. with a stabilized group of anchor tenants in strong, well-built retail developments.”
Sherri Schugart, president and CEO of Hines Global REIT added, “We were attracted to these properties due to the desirable locations in Jacksonville and Murfreesboro, a tenant base that provides a strong credit profile, growing local economies, and long-term prospects for future development in Florida and Tennessee.”

Hines Global REIT is a public, non-listed real estate investment trust sponsored by Hines that owns interests in 35 real estate investments located in the United States and internationally. For additional information about Hines Global REIT, visit www.hinessecurities.com.
Hines is a fully integrated real estate investment and management firm that has been investing in real estate and providing acquisition, development, financing, property management, leasing and disposition services for more than 55 years.  With offices in 72 cities across the United States and 17 international countries, and controlled assets valued at approximately $24.3 billion as of December 31, 2012, Hines is one of the largest real estate organizations in the world.  Access www.hines.com for more information on Hines.

Forward-Looking Statements

Statements in this press release, including intentions, beliefs, expectations or projections relating to the acquisition described herein, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, tenant performance, future economic, competitive and market conditions and future business decisions that may prove to be incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risks associated with the ability and willingness of tenants to continue to make rental payments pursuant to their leases and other risks described in the “Risk Factors” section of Hines Global's Annual Report on Form 10-K for the year ended December 31, 2012, and its other filings with the Securities and Exchange Commission.